                                 April 12, 2002

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     MAXXAM Inc. - Requirements for Arthur Andersen LLP Auditing Clients

Dear Sir or Madam:

         Arthur Andersen LLP has represented to MAXXAM Inc. that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

                                        By:          ELIZABETH D. BRUMLEY
                                            -----------------------------------
                                                     Elizabeth D. Brumley
                                                        Controller
                                               (Principal Accounting Officer)